IMPORTANT
Stockholders are cordially invited to attend the annual stockholders' meeting. If you will be unable to attend the annual meeting in person, it is important that you fill out, sign and return the enclosed proxy promptly in order to insure a proper representation at the meeting.

                  BANGOR HYDRO-ELECTRIC COMPANY
                    NOTICE OF ANNUAL MEETING
                          MAY 19, 1999

To The Stockholders:

The Annual Meeting of the stockholders of Bangor Hydro-Electric Company will be held on Wednesday, May 19, 1999 at 10:00 o'clock a.m. at the Rococo Room of the Pilot's Grill restaurant, Hammond Street, Bangor, Maine for the purpose of electing three directors to serve for three-year terms and to transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 26, 1999 as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on March 26, 1999 will be entitled to vote at said meeting.

IF YOU DO NOT PLAN TO ATTEND THE MEETING, YOU ARE URGED TO DATE, SIGN and RETURN the enclosed proxy. An addressed envelope, which requires no postage if mailed in the United States, is provided for your use.

                          By Order of the Board of Directors
                          Andrew Landry
                          Clerk
Bangor, Maine
March 31, 1999


                        BANGOR HYDRO-ELECTRIC COMPANY
                               33 State Street
                             Bangor, Maine 04401
                              PROXY STATEMENT

                     FOR ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON MAY 19, 1999

The accompanying proxy to be mailed on or about March 31, 1999 is solicited by the Board of Directors of Bangor Hydro-Electric Company and the cost of such solicitation will be paid by the Company. The person giving the proxy has the power to revoke it at any time before it is exercised (1) by delivery to the Clerk of the Company of any written instrument which by its terms revokes the proxy, (2) by duly executed proxy subsequent in time to the original proxy, (3) by the presence of the stockholder at the Annual Meeting and the giving of notice to the Clerk of the Company of such revocation, or
(4) by giving notice in open meeting at the Annual Meeting of such revocation.

The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares of the Company's Common Stock and Preferred Stock. In addition to the use of the mail, proxies may be solicited by employees of the Company, by personal interview, by telephone or by telegraph.

      VOTING SECURITIES OUTSTANDING AND PRINCIPAL HOLDERS THEREOF
The Company has outstanding 47,340 shares of Preferred Stock having general voting rights of one vote per share, and, as of December 31, 1998, 7,363,424 shares of Common Stock having general voting rights of one-twelfth of one vote per share. Stockholders of record at the close of business on March 26, 1999 will be entitled to vote at the Annual Meeting.

The following table sets forth as of December 31, 1998 information with respect to persons known to management to be the beneficial owners of more than 5% of any class of voting securities of the Company:
Title of Class
--------------
Preferred Stock

Name and Address of Beneficial Owner
------------------------------------
First Colony Life
Insurance Company
700 Main Street
Lynchburg, Virginia 24504

Amount and Nature of Beneficial Ownership
-----------------------------------------
5,192 shares

Percent of Class
----------------
11.0%

First Colony Life Insurance Company is a holder of term notes due 2008 in the amount of $5,867,647 executed by Bangor-Pacific Hydro Associates (BPHA). BPHA is a partnership that was formed in 1986 for the purpose of redeveloping and operating a hydroelectric project located within the Company's service territory. Penobscot Hydro Co., Inc., a wholly owned subsidiary of Bangor Hydro-Electric Company, is a 50% general partner of BPHA. During 1998, BPHA paid $638,445 in interest and $432,353 in principal to First Colony Life Insurance Company.

The following table sets forth as of February 28, 1999 information with respect to the beneficial ownership of equity securities by directors, nominees for the office of director and named executive officers:

Title of Class      Name of Beneficial Owner    Beneficially Owned*
-------------------------------------------------------------------
Common              Robert S. Briggs             6,002
Preferred           Robert S. Briggs                28
Common              William C. Bullock, Jr.      6,000
Common              Jane J. Bush                   296
Common              David M. Carlisle            2,412
Common              Joseph H. Cyr                1,653
Common              Marion M. Kane                 260
Common              Paul A. LeBlanc                449
Common              Norman A. Ledwin               180
Common              Carroll R. Lee               1,396
Common              James E. Rier, Jr.             200
Common              Frederick S. Samp              794
Common              Directors & Executive
                      Officers as a group (11)  19,642
Preferred           Directors & Executive
                      Officers as a group (11)      28

* The directors and executive officers of the Company as a group own a beneficial interest in less than 1% of the Company's Common and Preferred Stock.

                          ELECTION OF DIRECTORS
It is intended, unless otherwise instructed in the enclosed proxy, to vote the proxies in favor of the election of the nominees named in the table on the following page as directors to hold office until the expiration of their respective terms and until their successors shall have been duly elected and qualified. The nominees are now members of the Board of Directors of the Company, each having served continuously since first elected.

If, for any reason, any of the nominees are unable to serve (which event is not now anticipated) it is intended that such proxies will be voted for the election of such other person or persons as may be designated by a majority of the directors.

The following table sets forth the nominees and the directors whose terms continue, their ages, other positions held by them with the Company, the date when they first became a director and their business experience during the past five years (including any other directorship held by them in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act, or in any company registered as an investment company under the Investment Company Act of 1940 (referred to in the table as "Reporting Companies")):

   Name and          Became          Business Experience During Last 5 Years
  Postion (Age)     Director                and Other Directorships
----------------------------------------------------------------------------
CLASS I ( NOMINEES FOR TERM EXPIRING IN 2002)
Marion M. Kane (54)
Director              1996           President of Maine Community
                                     Foundation, a not-for-profit
                                     charitable foundation that manages
                                     a pool of individual charitable
                                     funds; Director of Maine Bank and
                                     Trust Company

Norman A. Ledwin (57)
Director              1996           President and Chief Executive
                                     Officer and a Director of Eastern
                                     Maine Healthcare, a healthcare
                                     organization  made up of not-for-
                                     profit and for-profit entities
                                     (including Eastern Maine Medical
                                     Center, a not-for-profit regional
                                     acute care hospital facility

James E. Rier, Jr.(53)
Director            1998            President of Rier Motors Co., an
                                    automobile dealership located in Machias,
                                    Maine

CLASS III (DIRECTORS WHOSE TERMS EXPIRE IN 2001)
Carroll R. Lee (49)
Senior Vice President
& Chief Operating Officer
and Director        1991            Senior Vice President and Chief Operating
                                    Officer of the Company; Director of Maine
                                    Yankee Atomic Power Company; Director of
                                    Maine Electric Power Company, Inc.;
                                    President of the Board of Community
                                    Health and Counseling Service, a not-for-profit supplier of home and mental health care services

David M. Carlisle (60)
Director            1989           President, Prentiss & Carlisle Companies,
                                   a timberland management company; Director of Bangor Savings Bank; Director of
                                   Eastern Maine Healthcare

Jane J. Bush (53)
Director            1990           Vice President and co-owner of Coastal
                                   Ventures, a retailing company

CLASS II (DIRECTORS WHOSE TERMS EXPIRE IN 2000)
Robert S. Briggs (55)
Chairman of the Board,President
& Chief Executive Officer
                     1985 Chairman of the Board; President and Chief Executive Officer of the Company; Director of Maine Yankee Atomic Power Company; Trustee of Eastern Maine Medical Center

William C. Bullock, Jr. (62)
Director           1982            Chairman of the Board and Director of
                                   Merrill Merchants Bancshares, Inc. (a
                                   reporting company) and its subsidiary,
                                   Merrill Merchants Bank;  Director of
                                   Eastern Maine Healthcare

Joseph H. Cyr (58)
Director           1998            President of John T. Cyr & Sons, Inc., a
                                   school and charter bus company; Director of Merrill Merchants Bancshares, Inc. (a reporting company) and its subsidiary,
                                   Merrill Merchants Bank

In 1998, the Board of Directors met on eleven occasions. The Board of Directors has three standing committees: an Audit Committee, an Investment Committee and a Compensation Committee. The Audit Committee, consisting of Ms. Bush (Chair), Mr. Carlisle, Mr. Rier and Ms. Kane reviews with the independent public accountants the scope and results of their audit and other services to the Company, reviews the adequacy of the Company's internal accounting controls and reports to the Board as necessary. The Audit Committee met twice in 1998. The Compensation Committee, consisting of Mr. Bullock (Chair), Mr. Cyr and Mr. Ledwin, reviews the Company's executive compensation and compensation policies in general, and makes recommendations to the full Board of Directors. The Compensation Committee met twice in 1998. The Investment Committee, consisting of Mr. Bullock (Chair), Mr. Carlisle, Ms. Kane, Mr. Briggs and other non-director members of management, oversees the investments of the Company's pension funds. The Investment Committee met twice in 1998. The Board does not have a nominating or similar committee. Committee appointments will be reviewed after the Annual Meeting. Directors who are not employees of the Company appoint from their own number the members of the Audit Committee and the Compensation Committee. Other committee assignments are made by the Chairman of the Board.

              EXECUTIVE COMPENSATION AND OTHER INFORMATION
The following table shows, for the fiscal years ending December 31, 1998, 1997 and 1996, the cash compensation paid by the Company to the Chief Executive Officer and to the other executive officers whose total salary and bonus exceeded $100,000:

                SUMMARY COMPENSATION TABLE - ANNUAL COMPENSATION
                                                            Other Annual
Name and Principal Position    Year     Salary     Bonus    Compensation*
------------------------------------------------------------------------
Robert S. Briggs                 1998   $200,981   $41,726   $3,200
Chairman of the Board, President 1997    189,894    12,175    3,200
& Chief Executive Officer        1996    175,895         0    3,448

Carroll R. Lee                   1998   $153,645   $24,467   $3,200
Senior Vice President &          1997    143,476     9,899    2,813
Chief Operating Officer          1996    125,422         0    2,459

Frederick S. Samp                1998   $101,807   $14,337   $2,159
Vice President-Finance & Law

Paul A. LeBlanc                  1998   $ 94,961   $12,093   $1,984
Vice President - Human Resources
& Information Services

* For each named executive officer, Other Annual Compensation consists of the Company's matching contribution to a 401(k) Plan.

The executive officers participate in a defined benefit pension plan that is also applicable to all employees. The following table sets forth estimated annual benefit amounts payable upon retirement to persons in specified compensation and benefit service classifications assuming their retirement at the normal retirement age (65) in 1998.

                      Years of Benefit Service
----------------------------------------------------------------------------
Average Annual
Compensation        5      10       15       20       25      30
$50,000       $  4,339  $ 8,678  $13,016  $17,355  $21,694  $26,033
$75,000          6,839   13,678   20,516   27,355   34,194   41,033
$100,000         9,339   18,678   28,016   37,355   46,694   56,033
$150,000        14,339   28,678   43,016   57,355   71,694   86,033
$200,000        14,672   29,344   44,016   58,688   73,361   88,033

Compensation covered by the plan is total basic compensation exclusive of overtime, bonuses, and other extra, contingent or supplemental compensation, and is cash compensation plus compensation deferred pursuant to the Company's
Section 401(k) Plan. It is essentially the same as the amount shown as "Salary" in the Summary Compensation Table above. The annual retirement benefit is the greater of the following:

a. The benefit accrued as of December 31, 1988 under a prior plan formula.
b. 2.0% "average annual compensation" minus 0.4% of "covered compensation", times years of "benefit service".

The benefit may not be larger than limits set forth in IRC Section 415.

"Average annual compensation" is computed using the 36 consecutive months yielding the highest average, and "benefit service" generally means years of employment after age 21 and one year of service, up to a maximum of 30 years. "Covered compensation" is the average (without indexing) of the Social Security Taxable Wage Bases for the 35 calendar years ending with the year an individual attains Social Security Normal Retirement Age. It is assumed that the taxable wage base in effect at the beginning of the plan calculation year will remain the same for all future years. The benefit amount is payable in a life annuity form in full upon retirement at age 62 and in proportionately reduced amounts upon termination down to age 55. The benefit service of the persons named in the Summary Compensation Table above (rounded to the nearest year) is: Mr. Briggs-19 years, Mr. Lee-25 years, Mr. Samp-13 years and Mr. LeBlanc-25 years.

In addition to the foregoing, Mr. Briggs and Mr. Lee are parties to Supplemental Retirement Agreements with the Company under which additional retirement benefits are to be paid. The amount of the additional benefits payable upon retirement at age 62 shall be 20% of the officer's final annual salary per year for a period of fifteen years. These supplemental benefits are not funded, although the Company maintains insurance policies on the lives of Mr. Briggs and Mr. Lee that would reimburse the Company for the cost of the benefits upon the death of the covered officer.

The named executive officers are parties to agreements under which in the event 1) of a change of control of the Company as defined in the agreements and 2) the covered party leaves the employment of the Company within one year after the change of control, he would be entitled to receive a payment equal to two years' salary (three years' salary if he is not eligible for early retirement under the defined benefit pension plan at the time) based upon his average salary over the past five years. He would also be entitled to receive the Company's standard health, life insurance and disability benefits for a period of two years.

The executive officers also participate in a long-term disability income plan which is also applicable to all employees. Under the plan, after 90 days of disability, employees are entitled to receive 66 2/3% of their basic monthly earnings up to a maximum monthly benefit of $5,000.

Directors who are not employees of the Company are paid a fee of $500 per meeting for attendance at regular or special meetings of the Board, and $500 per meeting for attendance at committee meetings (unless the committee meeting is held the same day as another meeting for which a full meeting fee is paid, in which case the fee is $250). The directors are also paid an annual retainer of $6,000. Directors who are employees of the Company receive no fee for their services as directors.

                   COMPENSATION COMMITTEE INTERLOCKS
During 1998, Mr. Briggs, the Chairman of the Company's Board of Directors and its President and Chief Executive Officer, served as a Trustee of Eastern Maine Medical Center, a hospital facility located in Bangor, Maine. Mr. Ledwin, who serves on the Board's Compensation Committee, is President, Chief Executive Officer and a Director of Eastern Maine Healthcare, the organization that owns and operates Eastern Maine Medical Center.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Company manages its compensation programs in a manner intended to attract, retain and motivate its people. Historically, salaries, including executive salaries, have been intended to be established at competitive levels, with progress within competitive ranges dependent upon qualifications, experience and individual performance. In considering salary adjustments for the chief executive officer, the Committee's recommendation to the Board is based upon the Committee's qualitative judgment with respect to the chief executive officer's performance in attending to the Company's strategic priorities, and the Company's financial results as measured against reasonable expectations.

The Company has been evolving toward a system that relies on base salaries that are competitive, but that, especially at executive and senior management levels, depend increasingly on incentive awards for the achievement of predetermined performance criteria in order to earn compensation at higher levels within the applicable competitive range. However, the Company's financial condition in recent periods and the nature of the issues that management had to address in order to restore the Company's financial health made it impractical to establish meaningful executive incentive plans and more comprehensive compensation packages, and inappropriate to devote scarce resources toward doing so. As the Company recovers its financial health, the Committee is returning its attention to this subject.

The challenges the Company faced in recent times arose from factors beyond the ability of current management to control and, in the view of the Committee and the Board, the executive officers of the Company have performed exceptionally well in meeting those challenges. The Company has had to maintain the competitiveness of the compensation for management and employees at other levels in order to retain talented people in critical functions. While the Committee and the Board believed that this concern should apply to the executive officers as well, the Board deferred to the willingness of the two most senior officers to forego increases in their compensation for four years, until the beginning of 1997. Although adjustments were made in 1997 and 1998, the Committee is of the view that the compensation of these executives remains at the low end of the competitive range.

Since 1991, the Company has maintained an annual incentive bonus program applicable to all employees including executive officers. Payments under this program have been contingent upon the attainment of predetermined targets in some or all of these areas: financial results, service reliability, customer satisfaction, cost control, employee satisfaction, and workplace safety. For 1996, payments to management personnel were conditioned upon threshold financial returns which were not achieved, thereby precluding bonus payments to management in that year. For both 1997 and 1998, the plan included objective targets for all employees in the areas of cost control, customer satisfaction, and workplace safety. In addition, as in prior years, there was an employee satisfaction target for all management people. For the senior management group (including the executive officers), who oversee the four separate internal business units, additional objective targets were established with respect to certain activities of those units. The potential bonus opportunity ranged from 4% of wages and salaries generally, to 5% of salaries for middle management, to 8% of salaries for senior management. These targets were partially achieved in 1997, resulting in a payout of approximately 2% of wages and salaries for those below senior management, and approximately 1 1 /2% of senior management salaries (with the exception of Mr. Briggs, as discussed below). For 1998 the targets were more fully achieved, resulting in a payout of about 3 1/2 of wages and salaries generally, about 4 1/2 of salaries for middle management, and about 7% of salaries for senior management.

In attempting to advance the goal discussed above of having a greater portion of executive compensation be derived from incentive compensation, for 1997 and 1998 the Committee recommended, and the Board approved, discretionary bonus plans for the executive officers. In 1997, these individuals could earn up to an additional 8% of salary based upon Committee (or full Board, in the case of Mr. Briggs) review of the progress with respect to enumerated priorities established at the beginning of the year. In early 1998, the Committee determined that each of the officers had earned a portion of their respective opportunities. The Committee determined that Mr. Briggs and Mr. Lee should each be awarded 7% out of the 8% award potential. But in view of the Company's financial performance in 1997 and given their broad, general accountability for overall Company performance, these officers suggested to the Committee and the Board that the Board's discretion to forego the payment of their awards should be exercised. In the case of Mr. Briggs, this included the amount calculated as earned under the general incentive bonus program described above, because the payment of any incentive compensation award to the chief executive officer remains subject to the specific approval of the full Board. The Board believed that the performance of these officers warranted the payment of the amounts earned, but agreed to an alternative form of payment in which one-half of the amounts in question were paid forthwith, but the payment of the remainder was contingent upon the Company's financial performance in 1998 and the status of common dividend reinstatement at year-end 1998. The Company's 1998 financial results met the necessary target, but only one-half of the remaining amounts were paid in view of the continuing suspension of common dividend payments. The amounts not paid have been forfeited. In 1998, the Board adopted a revised plan establishing Mr. Briggs' potential award as chief executive officer at 30% of salary, Mr. Lee's potential award as senior vice president and chief operating officer at 20% of salary, and the remaining executive officers at 15% of salary. Awards were once again dependent upon a review of progress with respect to enumerated priorities. In addition, payments were conditional upon the Company's 1998 financial performance and the status of common dividend reinstatement at year-end. The Board was of the opinion that the efforts of these executives contributed substantially to the Company's progress in 1998, and that their maximum award potentials had been earned. However, in view of the continuing suspension of common dividends, the award payments to these officers under this plan were limited to one-half of their respective award potentials.

                                       COMPENSATION COMMITTEE
                                       William C. Bullock, Jr., Chairman
                                       Joseph H. Cyr
                                       Norman A. Ledwin

                       INDEPENDENT PUBLIC ACCOUNTANTS
PricewaterhouseCoopers, LLP, One Post Office Square, Boston, Massachusetts 02109, were the independent public accountants for the Company for the 1998 fiscal year and have been selected for the 1999 fiscal year. The Company expects that representatives of PricewaterhouseCoopers, LLP, will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

                               VOTING PROCEDURES
Under the Company's Certificate of Organization, as amended, the Board of Directors shall consist of not less than nine nor more than fifteen persons, the exact number to be fixed from time to time by the Board of Directors. The Certificate of Organization also requires that the directors be divided into three classes with staggered three-year terms and that the classes be nearly as equal in number as may be. At a meeting on March 23, 1994, the Board of Directors fixed the number of Directors at nine and divided them into three classes with three Directors in each class. The terms of the three Directors in Class I will expire at the time of the Annual Meeting. Under Maine law, those three candidates who receive the greatest number of votes cast at the meeting, even if they do not receive a majority of the votes cast, shall be deemed elected. Consequently, as long as votes are cast for at least three candidates, abstentions and broker non-votes will have no effect on the outcome of the election of Directors.





                              Performance Graph
As shown in the line graph below, for a period beginning December 31, 1993 through December 31, 1998, a comparison is made of the cumulative total returns for the Company, the Russell 2000 Index (a comparative broad market index) and the Edison Electric Institute (EEI) Index of 100 investor-owned electric utilities (a comparative peer group index). The Russell 2000 index is an index composed of the smallest 2000 companies in a universe of the 3000 largest domestic publicly traded companies in terms of market capitalization.




                     Bangor Hydro-Electric Company
            Comparison of Five-Year Cumulative Total Return
         The Company, the Russell 2000 Index and the EEI Index

(graph submitted to SEC via FORM-SE)



------------------------------December 31,-------------------------------
                 1993       1994      1995      1996       1997     1998
-------------------------------------------------------------------------

Bangor Hydro    $100.00   $ 58.99    $ 76.46   $ 65.67   $ 44.78   $ 92.74
                           -41.01%     29.60%   -14.10%   -31.81%   107.07%

EEI Index       $100.00   $ 88.43    $115.86   $117.25   $149.33   $170.07
                           -11.57%     31.02%     1.20%    27.36%    13.89%

Russell 2000    $100.00   $ 98.18    $126.10   $146.90   $179.75    $175.17
                            -1.82%     28.44%    16.49%    22.36%     -2.55%



                         OTHER MATTERS
The management has no knowledge of any other matter to come before or to be acted upon at the meeting. If, however, any other matter properly comes before the meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.

            STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING
Any proposals of stockholders of the Company intended to be presented at the 2000 Annual Meeting must be received by the Company on or before December 15, 1999 for inclusion in the proxy statement and form of proxy relating to that meeting.

                                     By Order of the Board of Directors,
                                     Andrew Landry
                                     Clerk
Bangor, Maine
March 31, 1999






                     BANGOR HYDRO-ELECTRIC COMPANY
                           P.O. BOX 1599
                       BANGOR, ME  04402-1599



                                PROXY

               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert S. Briggs and Frederick S. Samp each or either of them, with full power of substitution, proxies to vote all of the stock of Bangor Hydro-Electric Company which the undersigned is entitled to vote at the Annual Meeting of the Stockholders May 19, 1999, or at any adjournment thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


BANGOR HYDRO-ELECTRIC COMPANY
C/O EquiServe
P. O. Box 8040
Boston, MA 02266-8040



                        THIS IS YOUR PROXY.
                      YOUR VOTE IS IMPORTANT



Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy (attached below) in the enclosed envelope. Thank you for your attention to this important matter.


  ---
 | X | Please mark vote as in example.
  ---


THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC DIRECTIONS BELOW. IF THE PROXY IS SIGNED AND RETURNED WITHOUT SUCH DIRECTIONS, IT WILL BE VOTED FOR ALL NOMINEES.


1.  Election of Directors

Nominees:  Marion M. Kane, Norman A. Ledwin, James E. Rier, Jr.


   FOR     ---     WITHHELD     ---    2.  In their discretion, the proxies
   ALL    |   |    FROM ALL    |   |       are authorized to vote upon such
 NOMINEES |   |    NOMINEES    |   |       other business as may properly
           ---                  ---        come before the meeting.


  ---
 |   |
 |   |
  --- --------------------------------------
      FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

                                               ---    MARK HERE
                                              |   |  FOR ADDRESS
                                              |   |   CHANGE AND
                                               ---   NOTE AT LEFT


Please sign exactly as name appears hereon. Executors, Administrators, Trustees, etc. should so indicate when signing. Joint owners should each sign.


Signature:                            Date:
           -------------------------        ----------
Signature:                            Date:
           --------------------------       ----------